Exhibit 99.2

Bonanza Creek Energy Announces Third Quarter 2013 Financial Results and Provides an Operations Update; Sales Volumes Up 88% over Third Quarter 2012 and 32% over Previous Quarter

DENVER, November 7, 2013 — Bonanza Creek Energy, Inc. (NYSE: BCEI) today reported its third quarter 2013 financial and operating results, including an update to its catalyst well testing program in the Wattenberg Field and its Cotton Valley oil development in southern Arkansas.

Key third quarter 2013 highlights from continuing operations(1) include:

•                  Achieved record sales volumes of 17,656 barrels of oil equivalent per day (Boe/d)

•                  Increased Wattenberg horizontal production to an average of 11,128 Boe/d

•                  Accelerated production in the Mid-Continent region to 5,854 Boe/d

•                  Reported strong well results in the Codell formation, Niobrara C Bench and Niobrara B Bench downspacing tests

•                  Financial performance compared to third quarter 2012:

•                  Net revenue of $126.0 million, an increase of 116%

•                  Adjusted EBITDAX(2) of $86.7 million, an increase of 119%

•                  Unit cash margin(2) of $57.74 per Boe, an increase of 28%

•                  Net income of $17.8 million, or $0.44 per diluted share, an increase of 420%

•                  Adjusted net income(2) of $25.6 million, or $0.63 per diluted share, an increase of 210%

(1)         Bonanza Creek began the divestiture process of its California properties in the second quarter 2012, with one property remaining to be sold as of September 30, 2013. Under generally accepted accounting principles, the results of operations for the California properties are presented as “discontinued operations.”

(2)         Non-GAAP measure, see attached Reconciliation Schedules

Michael Starzer, Bonanza Creek’s President and Chief Executive Officer, commented: “We are pleased to report strong financial and operating results for the third quarter. The Company ramped up its drilling and completion efforts during the first half of 2013 with the expectation that a significant increase in volumes would occur in the third and fourth quarters. I wish to congratulate our operating teams in their continuing development of Bonanza Creek’s assets and the evaluation of upside potential. The Company’s largely contiguous acreage positions in the Wattenberg Field and Mid-Continent continue to provide opportunities to drive down costs and add value for our shareholders.”

Tony Buchanon, Bonanza Creek’s Executive Vice President and Chief Operating Officer, commented: “Our catalyst testing program continues to show encouraging results in each of the Niobrara and Codell horizons providing further comfort that our reserve assumptions are appropriate and our inventory outlook is secure. We have begun drilling our 15-well super-section test and expect to finish drilling by year-end. With completion operations scheduled for January and February, we expect meaningful production to start late in the first quarter and we look forward to communicating those results next year.”

Third Quarter 2013 Financial Results from Continuing Operations

Net revenue for third quarter 2013 was $126.0 million, compared to $58.3 million for third quarter 2012. Crude oil and liquids accounted for approximately 90% of total revenue.

Average realized prices for third quarter 2013, before the effect of commodity derivatives, were $100.37 per Bbl of oil, $4.58 per Mcf of natural gas and $55.14 per Bbl of NGLs, compared to $87.75 per Bbl of oil, $3.36 per Mcf of natural gas and $56.41 per Bbl of NGLs for third quarter 2012.

Lease operating expense for third quarter 2013 was $13.0 million, or $7.98 per Boe, compared to $8.4 million, or $9.76 per Boe, for third quarter 2012.

General and administrative expense (“G&A”) for third quarter 2013 was $13.8 million, or $8.50 per Boe, compared to $9.3 million, or $10.79 per Boe, for third quarter 2012. Cash G&A (non-GAAP, excludes stock-based compensation expense) was $11.2 million, or $6.87 per Boe for the third quarter of 2013 compared to $7.9 million, or $9.12 per Boe for third quarter 2012.

Depreciation, depletion and amortization for third quarter 2013 was $36.8 million, or $22.63 per Boe, compared to $17.7 million, or $20.48 per Boe, for the third quarter 2012.

Interest expense for third quarter 2013 was $6.2 million compared to $1.1 million for the third quarter 2012. The increase in interest expense is primarily related to the issuance of $300 million of 6.75% senior notes on April 9, 2013.

Adjusted EBITDAX for third quarter 2013 was $86.7 million, compared to $39.6 million for the third quarter 2012. Unhedged per unit cash margin for the quarter was $57.74 per Boe, compared to $45.05 for third quarter 2012.

Net income for third quarter 2013 was $17.8 million, or $0.44 per diluted share, compared to net income of $3.4 million, or $0.09 per diluted share, for third quarter 2012. Excluding the impact of unrealized commodity derivative losses, gain on sale and impairment of oil and gas properties and stock-based compensation expense, adjusted net income for third quarter 2013 was $25.6 million, or $0.63 per diluted share, compared to adjusted net income of $8.4 million, or $0.21 per diluted share for third quarter 2012.

Operations Update

During third quarter 2013, the Company achieved an average production rate of 17,656 Boe/d from continuing operations, comprised of 66% crude oil, 6% NGLs, and 28% natural gas, increasing total production by 88% over third quarter 2012 and 32% over the previous quarter. The Company also maintained its top safety record with no recordable lost time incidents for the nine months ended September 30.

Rocky Mountain Region — Wattenberg Horizontal Development

During third quarter 2013, the Rocky Mountain region produced 11,802 Boe/d, or 67% of total company volumes, with 11,128 Boe/d coming from horizontal wells. Production increased 135% and the contribution from horizontal wells grew 271% over third quarter 2012. Compared to the previous quarter, Rocky Mountain volumes increased 41% and horizontal production volumes grew by 55%.

The Company spud 27 gross (26.1 net) horizontal wells and tied 30 gross (28.3 net) horizontal wells into sales during the quarter. For the nine months ended September 30, it spud 68 gross (63.4 net) horizontal wells and tied in 58 gross (53.4 net) horizontal wells into sales. It averaged 10.7 days spud to spud during the third quarter with three full-time rigs, achieving a new record spud to spud time of seven days. The Company is currently drilling with those three rigs on its super-section test. Drilling on the super-section is scheduled to conclude by year-end with completions expected to occur in January and February.

The catalyst well testing program continues to achieve positive results, further demonstrating the ability to enhance recovery of original oil in place. The Company has been actively testing the Codell formation and the Niobrara C Bench, as well as 40-acre spacing density and extended reach laterals in the Niobrara B Bench.

The Company now has three Codell wells on production with an average 30-day production rate of 540 Boe/d at 69% crude oil. It also has five Niobrara C Bench wells currently producing with an average 30-day production rate of 422 Boe/d at 83% crude oil. Successful testing of the Niobrara C Bench continues to demonstrate its viability across Bonanza Creek’s Wattenberg acreage position. In addition, the Codell formation has delivered results to date that have exceeded expectations.

The Company’s 40-acre spacing Niobrara B Bench testing is ongoing. The first two wells drilled as offsets to an existing well produced 30-day average rates of approximately 418 Boe/d at 80% crude oil, performing within the expected range for average 80-acre Niobrara B Bench wells in that area. The subsequent four well pilot test achieved a 30-day average rate of 343 Boe/d at 83% crude oil with a 60-day average rate of 292 Boe/d at 77% crude oil. Isolated operational issues hampered post-frac clean-up on two wells and all four wells were affected by higher than anticipated line pressures, primarily restricting initial gas rate.

The extended reach lateral testing program continues to exhibit strong production resulting from a shallower decline profile than the standard lateral length wells. Most notably, the second extended reach lateral well had an initial 30-day average rate of 767 Boe/d and a 60-day average rate of 752 Boe/d. The Company’s third extended reach lateral was drilled and completed to a lateral length of approximately 9,000 feet and is currently in its early flowback period.

During the quarter, work continued on a number of significant infrastructure projects designed to reduce system gathering pressures. Bonanza Creek proactively installed upgrades to its gas gathering system and increased its compression capabilities, while its midstream partners increased gas processing capacity and added area compression facilities. Also during the quarter, the Company installed a pipeline system to supply frac water to drill sites in an effort to reduce costs and truck traffic.

Mid-Continent Cotton Valley Program

The Mid-Continent region contributed 5,854 Boe/d, or 33% of total company net sales volumes for third quarter 2013, comprised of 51% crude oil, 17% natural gas liquids and 32% natural gas. Sales volumes increased by approximately 34% over third quarter 2012.

During the third quarter 2013, Bonanza Creek spud 12 gross (8.3 net) 10-acre spaced Cotton Valley wells, tied 14 gross (10.3 net) wells into sales and performed 32 gross (27.5 net) recompletions. For the nine months ended September 30, it spud 39 gross (31.7 net) wells, tied 38 gross (32.3 net) wells into sales and performed 82 gross (73.9 net) recompletions.

In 2013, the Company has drilled eight wells to test 5-acre spacing. There has been no observed interference and initial production and subsequent recompletion efforts have all been above expectations.

Financial and Risk Management Update

Debt and Liquidity

As of September 30, 2013, Bonanza Creek had a $600 million revolving credit facility with approximately $38.5 million drawn on a borrowing base of $330 million. In addition, the Company had a letter of credit totaling $36.0 million and cash totaling $17.4 million, resulting in total liquidity of $272.9 million. On November 6, 2013, the lenders under the Company’s revolving credit agreement completed their semi-annual borrowing base redetermination which resulted in an increase of the available borrowing base to $450 million. The Company elected to limit bank commitments to $330 million while reserving the option to access, at the Company’s request, the full $450 million prior to the next semi-annual redetermination. The maturity date of the credit facility was also increased by one year to September 15, 2017. Based on cash on hand as of September 30, 2013, and available borrowings under the credit facility following the redetermination of the borrowing base, the Company had approximately $392.9 million available to fund its operations and development and exploration activities as of November 6, 2013.

Commodity Derivatives Positions

The following table summarizes the Company’s crude oil and natural gas commodity derivative positions as of September 30, 2013 and settling quarterly thereafter:

Settlement Period	Swap Volume	Fixed Price	Collar Volume	Average Short Floor	Average Floor	Average Ceiling
Oil	Bbl/d	$	Bbl/d	$	$	$
Q4 2013	3,939	93.81	5,022		87.99	101.46

Q1 2014	2,133	96.19	5,617		86.33	97.09
Q2 2014	2,126	96.21	4,846		86.55	96.72
Q3 2014	1,370	94.40	4,326		86.16	96.57
Q4 2014	1,370	94.40	4,326		86.16	96.57

Q1 2014			1,000	60.00	85.00	99.50
Q2 2014			1,000	60.00	85.00	99.50
Q3 2014			1,000	60.00	85.00	99.50
Q4 2014			1,000	60.00	85.00	99.50

FY 2015			1,500	60.00	80.00	98.15

Gas	MMBtu/d	$
Q4 2013	166	6.40

Conference Call Information

Bonanza Creek will host a conference call on Friday, November 8, 2013 at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time). To access the live interactive call, please dial (877) 474-9504 or (857) 244-7557 and use the passcode 44587551. This call is being webcast and can be accessed at Bonanza Creek’s website www.bonanzacrk.com for one year after the event.

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas Company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The Company’s assets and operations are concentrated primarily in the Rocky Mountains in the Wattenberg Field, focused on the Niobrara oil shale, and in southern Arkansas, focused on the oily Cotton Valley sands. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include statements regarding forecasted production; forecasted completions; liquidity;  timing and pace of drilling;  results of the Company’s catalyst well testing program; viability of the Company’s acreage position; gathering pressures; and reduction of costs and traffic related to supplying frac water. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including the following: changes in natural gas, oil and NGL prices; general economic conditions, including the performance of financial markets and interest rates; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; ability to acquire adequate supplies of water; risks related to derivative instruments; access to adequate gathering systems and pipeline take-away capacity; and pipeline and refining capacity constraints. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. We refer you to the discussion of risk factors in our Annual Report on Form 10-K for the year ended December 31, 2012 and other filings submitted by us to the Securities Exchange Commission. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, including guidance, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:

Mr. Ryan Zorn

Vice President — Finance

720-440-6172

Mr. James Masters

Investor Relations Manager

720-440-6121

Schedule 1: Statement of Operations

(in thousands, expect for per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
NET REVENUES
Oil and gas sales	$125,973	$58,328	$288,798	$157,613
OPERATING EXPENSES
Lease operating	12,958	8,444	36,986	22,506
Severance and ad valorem taxes	8,086	3,022	18,251	9,387
Exploration	2,099	6,359	3,524	9,564
Depreciation, depletion and amortization	36,750	17,716	89,630	41,751
Impairment of oil and gas properties	—	269	—	269
General and administrative (including $2,652, $1,446, $9,716, and $2,912, respectively, of stock-based compensation)	13,811	9,335	40,260	22,410
Total operating expenses	73,704	45,145	188,651	105,887
INCOME FROM OPERATIONS	52,269	13,183	100,147	51,726
OTHER INCOME (EXPENSE)
Other income (loss)	(54)	(91)	(3)	(83)
Interest expense	(6,180)	(1,125)	(14,013)	(2,342)
Unrealized gain (loss) in fair value of commodity derivatives	(10,017)	(9,007)	(4,576)	2,985
Realized gain (loss) in fair value of commodity derivatives	(6,872)	(93)	(9,867)	(1,173)
Total other (loss)	(23,123)	(10,316)	(28,459)	(613)
INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	$29,146	$2,867	$71,688	$51,113
Income tax benefit (expense)	(11,221)	(1,223)	(27,607)	(19,797)
INCOME FROM CONTINUING OPERATIONS	17,925	1,644	44,081	31,316
DISCONTINUED OPERATIONS
Income (loss) from operations associated with oil and gas properties held for sale	(234)	(1,410)	(535)	(792)
Gain (loss) on sale of oil and gas properties	—	4,280	—	4,280
Income tax (expense) benefit	90	(1,093)	206	(1,331)
Income (loss) associated with oil and gas properties held for sale	(144)	1,777	(329)	2,157
NET INCOME	$17,781	$3,421	$43,752	$33,473
BASIC AND DILUTED INCOME (LOSS) PER SHARE
Income (loss) from continuing operations	$0.44	$0.04	$1.10	$0.79
Income (loss) from discontinued operations	$(0.00)	$0.05	$(0.01)	$0.05
Net income (loss) per common share	$0.44	$0.09	$1.09	$0.85
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK
Basic	40,267	39,477	40,210	39,476
Diluted	40,321	39,477	40,266	39,476

Schedule 2: Statement of Cash Flows

(in thousands, unaudited)

	Nine Months Ended
	September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$43,752	$33,473
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	89,897	43,901
Impairment of oil and gas properties	—	1,917
Deferred income taxes	27,401	20,557
Stock compensation	9,716	2,912
Exploration	1,688	7,379
Amortization of deferred financing costs	1,120	500
Accretion of contractual obligation for land acquisition	571	—
Valuation (increase) in commodity derivatives	4,576	(2,985)
(Gain) on sale of oil and gas properties	—	(4,280)
Other	—	71
(Increase) decrease in operating assets:
Accounts receivable	(32,081)	(18,153)
Prepaid expenses and other assets	727	353
(Decrease) increase in operating liabilities:
Accounts payable and accrued liabilities	33,961	7,149
Settlement of asset retirement obligations	(73)	(146)
Net cash provided by operating activities	181,255	92,648

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of oil and gas properties	—	5,212
Acquisition of oil and gas properties	(10,969)	(12,809)
Payments of contractual obligations	(12,000)	—
Exploration and development of oil and gas properties	(306,685)	(183,357)
Natural gas plant capital expenditures	(4,459)	(12,009)
Decrease in restricted cash	79	252
Additions to property and equipment-non oil and gas	(3,695)	(2,203)
Net cash (used) in investing activities	(337,729)	(204,914)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in bank revolving credit	72,000	115,700
Payment on bank revolving credit	(191,500)	—
Proceeds from sale of senior notes	300,000	—
Offering costs related to sale of senior notes	(7,343)	—
Common stock returned for tax withholdings	(3,503)	—
Deferred financing costs	(79)	(678)
Net cash provided by financing activities	169,575	115,022
Net increase in cash and cash equivalents	13,101	2,757

Cash and cash equivalents, beginning of period	4,268	2,089
Cash and cash equivalents, end of period	$17,369	$4,846

Schedule 3: Condensed Balance Sheet

(in thousands, unaudited)

	September 30,	December 31,
	2013	2012
Assets
Current assets	$101,850	$55,304

Oil and gas properties and gas plant, net	1,180,800	938,975
Other assets	16,680	7,629
Oil and gas properties held for sale, less accumulated depreciation, depletion, and amortization	442	582
Total Assets	$1,299,772	$1,002,490

Liabilities and Stockholders’ Equity
Current liabilities	145,823	102,603

Long-term debt	338,500	158,000
Deferred taxes	137,778	110,377
Other long-term liabilities	49,189	52,992
Total Liabilities	$671,290	$423,972

Stockholders’ Equity	628,482	578,518
Total Liabilities and Stockholders’ Equity	$1,299,772	$1,002,490

Schedule 4: Volumes and Realized Prices (Before the Effect of Commodity Hedges)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Wellhead Volumes and Prices

Crude Oil and Condensate Sales Volumes (Bbl/d)
Rocky Mountains	8,736	3,667	6,595	2,923
Mid-Continent	2,988	2,497	2,928	2,415
Total	11,724	6,163	9,523	5,338

Crude Oil and Condensate Realized Prices ($/Bbl)
Rocky Mountains	$97.80	$84.33	$91.35	$87.17
Mid-Continent	107.88	92.76	100.87	96.81
Composite	$100.37	$87.75	$94.28	$91.53

Natural Gas Liquids Sales Volumes (Bbl/d)
Rocky Mountains	40	—	28	—
Mid-Continent	1,022	724	895	739
Total	1,062	724	922	739

Natural Gas Liquids Realized Prices ($/Bbl)
Rocky Mountains	$20.52	$63.04	$29.76	$—
Mid-Continent	56.48	56.70	53.40	55.90
Composite	$55.14	$56.41	$52.70	$55.90

Natural Gas Sales Volumes (Mcf/d)
Rocky Mountains	18,156	8,381	15,036	5,877
Mid-Continent	11,058	6,712	9,316	7,775
Total	29,214	15,093	24,352	13,652

Natural Gas Realized Prices ($/Mcf)
Rocky Mountains	$5.05	$3.55	$5.01	$4.07
Mid-Continent	3.79	3.12	3.84	2.67
Composite	$4.58	$3.36	$4.56	$3.27

Crude Oil Equivalent Sales Volumes (Boe/d)
Rocky Mountains	11,802	5,033	9,128	3,917
Mid-Continent	5,854	4,370	5,376	4,466
Total	17,656	9,403	14,504	8,383

Total Sales Volumes (MMBoe)	1.6	0.9	4.0	2.3

Schedule 5: Adjusted Net Income

(in thousands, except per share amounts, unaudited)

This release contains the non-GAAP financial measures adjusted net income and adjusted net income per diluted share, which exclude (1) unrealized loss or gain in fair value of commodity derivatives, (2) gain on sale of oil and gas properties, (3) impairment of oil and gas properties and (4) stock-based compensation expense. The amounts included in the calculation of adjusted net income and adjusted net income per diluted share, below, were computed in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items the timing or amount of which cannot be reasonably determined. However, these measures are provided in addition to, not as an alternative for and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes in our SEC filings and posted on our website. The following tables provide a reconciliation of adjusted net income for the three and nine months ended September 30, 2013 and 2012, respectively.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net Income	$17,781	$3,421	$43,752	$33,473
Unrealized loss (gain) in fair value of derivatives	10,017	9,007	4,576	(2,985)
(Gain) on sale of oil and gas properties	—	(4,280)	—	(4,280)
Impairment of oil and gas properties	—	1,917	—	1,917
Stock-based compensation	2,652	1,446	9,716	2,912
Total adjustments before tax	12,669	8,090	14,292	(2,436)

Adjustment of income tax effect	4,878	3,268	5,502	938
Total adjustments after tax	7,791	4,822	8,790	(1,498)

Adjusted net income	$25,572	$8,243	$52,542	$31,975
Adjusted net income per diluted share	$0.63	$0.21	$1.31	$0.81

Schedule 6: Adjusted EBITDAX

(in thousands, except per share amounts, unaudited)

We define adjusted EBITDAX as net income, plus (1) exploration expense, (2) depreciation, depletion and amortization expense, (3) impairment of oil and gas properties, (4) stock-based compensation expense, (5) gain on sale of oil and gas properties, (6) interest expense, (7) unrealized loss or gain in fair value of commodity derivatives, and (8) income tax expense. Adjusted EBITDAX is not a measure of net income or cash flow as determined by GAAP. Adjusted EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a Company’s ability to internally fund development and exploration activities. This measure is provided in addition to, not as an alternative for and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes) in our SEC filings and posted on our website. The following table provides a reconciliation of adjusted EBITDAX to net income for the three and nine months ended September 30, 2013 and 2012, respectively.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net Income	$17,781	$3,421	$43,752	$33,473
Exploration	2,099	6,365	3,590	9,581
Depreciation, depletion and amortization	36,814	18,286	89,897	43,901
Impairment of oil and gas properties	—	1,917	—	1,917
Stock-based compensation	2,653	1,446	9,716	2,912
(Gain) on sale of oil and gas properties	—	(4,280)	—	(4,280)
Interest expense	6,180	1,126	14,013	2,342
Unrealized loss (gain) in fair value of commodity derivatives	10,017	9,007	4,576	(2,985)
Income tax expense	11,131	2,315	27,401	21,129

Adjusted EBITDAX	$86,675	$39,603	$192,945	$107,990
Adjusted EBITDAX per diluted share	$2.15	$1.00	$4.79	$2.74

Schedule 7: Cash Margin

(in thousands)

We define unhedged cash margin per Boe as oil and natural gas revenues, less (1) lease operating expense, (2) oil and natural gas taxes, and (3) cash G&A expense (excludes stock-based compensation), divided by production for continuing operations. Cash margin is presented herein and reconciled to the GAAP measure of net revenues because of its wide acceptance by the investment community as a financial indicator of a Company’s ability to generate cash flow from sales. This measure is provided in addition to, not as an alternative for and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes) in our SEC filings and posted on our website. The following table provides a reconciliation of cash margin to net revenues for the three and nine months ended September 30, 2013 and 2012, respectively.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net revenues	$125,973	$58,328	$288,798	$157,613

Lease operating expense	12,958	8,444	36,986	22,506
Severance & ad valorem taxes	8,086	3,022	18,251	9,387
Cash G&A expense	11,159	7,889	30,544	19,498
Cash Operating Margin	$93,770	$38,973	$203,017	$106,222

Production from continuing operations (MBoe)	1,624	865	3,960	2,289

Unhedged cash margin per Boe	$57.74	$45.05	$51.27	$46.41